EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated June 26, 2017 which accompanies the financial statements of TGS Building Products Ltd. as at December 20, 2016 and for the period from incorporation (March 8, 2016) to December 20, 2016 that is included in the Form S-1 registration statement of TGS International Ltd. We consent to the inclusion in the registration statement of the aforementioned report.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

September 20, 2017
Calgary, Canada	Chartered Professional Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta T2P 3G4 Tel: (403) 263-3385 Fax: (403) 269-8450